Exhibit 4.9

CHASE ISSUANCE TRUST

as Issuing Entity

CLASS A(20[ ]-[ ]) TERMS DOCUMENT1

dated as of [ ] [ ], 20[ ]

to

THIRD AMENDED AND RESTATED

CHASESERIES INDENTURE SUPPLEMENT

dated as of December 16, 2024

to

FIFTH AMENDED AND RESTATED INDENTURE

dated as of December 16, 2024

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION

as Indenture Trustee and Collateral Agent

[1]

The bracketed provisions set forth herein are included solely for illustrative purposes with respect to any floating rate issuance based on Compounded SOFR. In any transaction involving the issuance of floating rate notes, the applicable interest rate may instead be determined by reference to an alternative benchmark, including other SOFR-based rates. If floating rate notes are issued, the applicable Terms Document will specify the benchmark index and the terms governing the determination of interest payments on such notes.

THIS CLASS A(20[ ]-[ ]) TERMS DOCUMENT (this “Terms Document”), among CHASE ISSUANCE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuing Entity”), having its principal office at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1600, and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as indenture trustee (the “Indenture Trustee”) and as collateral agent (the “Collateral Agent”), is made and entered into as of [ ] [ ], 20[ ].

Pursuant to this Terms Document, the Issuing Entity and the Indenture Trustee shall create a new Tranche of CHASEseries Class A Notes and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01 Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Indenture Supplement, the Indenture or the Asset Pool Supplement, either directly or by reference therein, have the meanings assigned to them therein;

(3) as used in this Terms Document and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Terms Document or in any such certificate or other document, and accounting terms partly defined in this Terms Document or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Terms Document or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Terms Document or in any such certificate or other document shall control;

(4) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Terms Document shall refer to this Terms Document as a whole and not to any particular provision of this Terms Document; references to any subsection, Section, clause, Schedule or Exhibit are references to subsections, Sections, clauses, Schedules and Exhibits in or to this Terms Document unless otherwise specified; the term “including” means “including without limitation”; references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; references to any Person include that Person’s successors and assigns; and references to any agreement refer to such agreement, as amended, supplemented or otherwise modified from time to time;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement, the Indenture or the Asset Pool Supplement, the terms and provisions of this Terms Document shall be controlling; and

(6) each capitalized term defined herein shall relate only to the Class A(20[ ]-[ ]) Notes and no other Tranche of CHASEseries Notes issued by the Issuing Entity.

“Asset Pool Supplement” means the Fourth Amended and Restated Asset Pool One Supplement to the Indenture, dated as of December 16, 2024, as amended, by and among the Issuing Entity, the Indenture Trustee and the Collateral Agent.

[“Benchmark” means, initially, Compounded SOFR; provided, that if JPMorgan Chase Bank, or its designee, determines on or prior to the applicable Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.]

[“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by JPMorgan Chase Bank or its designee as of the Benchmark Replacement Date:

(a)

the sum of: (i) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

(b)	the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment;

(c)

the sum of: (i) the alternate rate that has been selected by JPMorgan Chase Bank or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (ii) the Benchmark Replacement Adjustment.]

[“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by JPMorgan Chase Bank or its designee as of the Benchmark Replacement Date:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(c)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by JPMorgan Chase Bank or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.]

[“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “interest period,” “observation period” and “interest reset date,” timing and frequency of determining rates with respect to each applicable interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that JPMorgan Chase Bank or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if JPMorgan Chase Bank or its designee decides that adoption of any portion of such market practice is not administratively feasible or if JPMorgan Chase Bank or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as JPMorgan Chase Bank or its designee determines is reasonably necessary).]

[“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.]

[“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.]

“Beneficiary” means Chase Card Funding LLC, in its capacity as beneficial owner of the Issuing Entity.

[“Calculation Agent” means JPMorgan Chase Bank, N.A., or one of its affiliates.]

“Class A(20[ ]-[ ]) Adverse Event” means the occurrence of any of the following: (a) an Early Amortization Event with respect to the Class A(20[ ]-[ ]) Notes, (b) an Event of Default and acceleration of the Class A(20[ ]-[ ]) Notes, (c) the Class A Usage of the Class B Required Subordinated Amount for the Class A(20[ ]-[ ]) Notes becomes greater than zero or (d) the Class A Usage of the Class C Required Subordinated Amount for the Class A(20[ ]-[ ]) Notes becomes greater than zero.

“Class A(20[ ]-[ ]) Note” means any Note, substantially in the form set forth in Exhibit A-1 to the Indenture Supplement, designated therein as a Class A(20[ ]-[ ]) Note and duly executed and authenticated in accordance with the Indenture.

“Class A(20[ ]-[ ]) Noteholder” means a Person in whose name a Class A(20[ ]-[ ]) Note is registered in the Note Register.

“Class A(20[ ]-[ ]) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article V thereof.

“Class A Required Subordinated Amount of Class B Notes” is defined in Section 2.02(a).

“Class A Required Subordinated Amount of Class C Notes” is defined in Section 2.02(b).

[“Compounded SOFR” means the rate for all or part of an Interest Period that is a rate of return of a daily compounded interest investment calculated in accordance with the formula below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005, or 0.000005%, being rounded upwards):

where:

(a)	“d0”, for any observation period, means the number of U.S. Government Securities Business Days in the relevant observation period;

(b)

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant observation period;

(c)	“SOFRi ”, for any day “i” in the relevant observation period, is equal to SOFR in respect of that day “i”;

(d)	“ni ” means the number of calendar days from and including the U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day (“i + 1”); and

(e)	“d” is the number of calendar days in the relevant observation period.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the spread of [ ]% per annum.]

“Controlled Accumulation Amount” means $[ ]; provided, however, if the Accumulation Period Length is determined to be less than twelve months pursuant to Section 3.12(b)(ii) of the Indenture Supplement, the Controlled Accumulation Amount for any Note Transfer Date with respect to the Class A(20[ ]-[ ]) Notes will be the amount specified in the definition of “Controlled Accumulation Amount” in the Indenture Supplement.

[“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.]

[“designee” means any party appointed by JPMorgan Chase Bank (which may be one of its affiliates) to make specified determinations, decisions or elections under these benchmark transition provisions.]

“Indenture” means the Fifth Amended and Restated Indenture, dated as of December 16, 2024, as amended, between the Issuing Entity and the Indenture Trustee.

“Indenture Supplement” means the Third Amended and Restated CHASEseries Indenture Supplement, dated as of December 16, 2024, among the Issuing Entity, the Indenture Trustee and the Collateral Agent.

“Initial Dollar Principal Amount” means $[ ].

“Interest Payment Date” means [ ] [ ], 20[ ] and the 15th day of each month thereafter, or if such 15th day is not a Business Day, the next succeeding Business Day.

“Interest Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or in the case of the initial Interest Payment Date, from and including the Issuance Date) to but excluding such Interest Payment Date.

[“interest reset date” means each U.S. Government Securities Business Day during an observation period.]

[“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.]

[“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.]

[“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.]

“Issuance Date” means [ ] [ ], 20[ ].

[“JPMorgan Chase Bank” means JPMorgan Chase Bank, National Association.]

“Legal Maturity Date” means [ ] [ ], 20[ ].

“Note Interest Rate” means a rate per annum equal to [(floating) Compounded SOFR plus][ ]%.

[“observation period” means, in respect of each interest period for the notes, the period from, and including, the date five U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date five U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period.]

“Paying Agent” means Computershare Trust Company, National Association.

“Predecessor Note” means, with respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purpose of this definition, any Note authenticated and delivered under Section 3.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Record Date” means, for any Note Transfer Date, the last Business Day of the preceding Monthly Period.

[“Reference Time” means, with respect to any determination of the Benchmark for the Class A(20[ ]-[ ]) Notes, (a) if the Benchmark is Compounded SOFR, the SOFR Determination Time and (b) if the Benchmark is not Compounded SOFR, the time determined by JPMorgan Chase Bank, or its designee, after giving effect to the Benchmark Replacement Conforming Changes.]

[“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.]

“Scheduled Principal Payment Date” means [ ] [ ], 20[ ].

[“SOFR” means, with respect to any interest reset date for the notes, the rate determined in accordance with the following provisions:

(a)

the Secured Overnight Financing Rate published with respect to such interest reset date as such rate appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”).

(b)

if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s Website.]

[“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).]

[“SOFR Administrator’s Website” means the website of the SOFR Administrator, or any successor source.]

[“SOFR Determination Time” means, with respect to any interest reset date, 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day.]

“Stated Principal Amount” means $[ ].

[“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.]

[“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.]

Section 1.02 Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 1.03 Counterparts. This Terms Document may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.04 Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture, the Asset Pool Supplement and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as so supplemented by the Asset Pool Supplement and the Indenture Supplement as so supplemented by this Terms Document shall be read, taken and construed as one and the same instrument.

[END OF ARTICLE I]

ARTICLE II

The Class A(20[ ]-[ ]) Notes

Section 2.01 Creation and Designation. There is hereby created a Tranche of CHASEseries Class A Notes to be issued pursuant to the Indenture and the Indenture Supplement to be known as the “CHASEseries Class A(20[ ]-[ ]) Notes.”

Section 2.02 Specification of Required Subordinated Amount and Other Terms.

(a) For the Class A(20[ ]-[ ]) Notes for any date of determination, the Class A Required Subordinated Amount of Class B Notes will be an amount equal to 8.13953% of (i) prior to the occurrence of a Class A(20[ ]-[ ]) Adverse Event, the Adjusted Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes on such date of determination or (ii) on and after the date on which a Class A(20[ ]-[ ]) Adverse Event shall have occurred, the greater of (1) the Adjusted Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes on such date of determination and (2) the Adjusted Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes as of the close of business on the day immediately preceding the date on which such Class A(20[ ]-[ ]) Adverse Event shall have occurred.

(b) For the Class A(20[ ]-[ ]) Notes for any date of determination, the Class A Required Subordinated Amount of Class C Notes will be an amount equal to 8.13953% of (i) prior to the occurrence of a Class A(20[ ]-[ ]) Adverse Event, the Adjusted Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes on such date or (ii) on and after the date on which a Class A(20[ ]-[ ]) Adverse Event shall have occurred, the greater of (1) the Adjusted Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes on such date of determination and (2) Adjusted Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes as of the close of business on the day immediately preceding the date on which such Class A(20[ ]-[ ]) Adverse Event shall have occurred.

(c) The Issuing Entity may change the percentages or the formulas set forth in either clause (a) or (b) above without the consent of any Noteholder so long as the Issuing Entity has (i) received written confirmation from each Note Rating Agency that has rated any Outstanding Notes that the change in either of such percentages or formulas, as applicable, will not result in a Ratings Effect with respect to any Outstanding Notes and (ii) delivered to the Indenture Trustee and the Note Rating Agencies a Master Trust Tax Opinion and an Issuing Entity Tax Opinion.

Section 2.03 Interest Payment.

(a) For each Interest Payment Date, the amount of interest due with respect to the Class A(20[ ]-[ ]) Notes shall be an amount equal to one-twelfth of the product of (i) the Note Interest Rate times, (ii) the Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes determined as of the close of business on the Interest Payment Date preceding the related Note Transfer Date for the Class A(20[ ]-[ ]) Notes; provided, however, that for the first Interest Payment Date, the amount of interest due with respect to the Class A(20[ ]-[ ]) Notes shall be $[ ]. Interest on the Class A(20[ ]-[ ]) Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. [(floating) For each Interest Payment Date, the amount of interest due with respect to the Class A(20[ ]-[ ]) Notes shall be an amount equal to the product of (i) (A) a fraction, the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360, times, (B) the Note Interest Rate in effect with respect to the related Interest Period, times, (ii) the Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes determined as of the close of business on the Interest Payment Date preceding the related Note Transfer Date for the Class A(20[ ]-[ ]) Notes; provided, however, that for the first Interest Payment Date, the amount of interest due with respect to the Class A(20[ ]-[ ]) Notes shall be an amount equal to the product of (x) the Outstanding Dollar Principal Amount of the Class A(20[ ]-[ ]) Notes on the Issuance Date, (y) [ ] (actual number of days in the related Interest Period) divided by 360 and (z) the Note Interest Rate in effect with respect to the Class A(20[ ]-[ ]) Notes on the SOFR Determination Time. Interest on the Class A(20[ ]-[ ]) Notes will be calculated on the basis of the actual number of days elapsed and a 360-day year.]

(b) Pursuant to Section 3.03 of the Indenture Supplement, on each Note Transfer Date with respect to the Class A(20[ ]-[ ]) Notes, the Indenture Trustee shall deposit into the Class A(20[ ]-[ ]) Interest Funding Sub-Account the portion of CHASEseries Available Finance Charge Collections allocable to the Class A(20[ ]-[ ]) Notes.

Section 2.04 [Calculation of Interest for the Class A(20[ ]-[ ]) Notes].

(a) The Class A(20[ ]-[ ]) Notes will bear interest at a floating annual rate equal to the Benchmark, which will initially be Compounded SOFR, determined as described below, plus a spread of [ ]% per annum. Interest on the Class A(20[ ]-[ ]) Notes will be paid monthly in arrears on the 15th day of each calendar month, beginning on [ ]. If the interest rate so calculated is less than 0.00% for any interest period, then the interest rate for the Class A(20[ ]-[ ]) Notes for such interest period will be deemed to be 0.00%. For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the spread of [ ]% per annum.

(b) For the avoidance of doubt, for the purposes of calculating the interest due on the Class A(20[ ]-[ ]) Notes for each interest period, SOFR applicable to any day during any such interest period if such day is not a U.S. Government Securities Business Day will be the rate with respect to the immediately preceding interest reset date. The interest payable on the Class A(20[ ]-[ ]) Notes for any interest period will be calculated as of the date five U.S. Government Securities Business Days before the Interest Payment Date for that interest period.

(c) Notwithstanding the foregoing, if JPMorgan Chase Bank or its designee determines on or prior to the relevant Reference Time for the Class A(20[ ]-[ ]) Notes that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Compounded SOFR or the then-current Benchmark at any time when the Class A(20[ ]-[ ]) Notes are outstanding, then the provisions set forth below in [Section 2.06] will thereafter apply to all determinations of the interest rate on the Class A(20[ ]-[ ]) Notes.

(d) In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Class A(20[ ]-[ ]) Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the spread of [ ]% per annum.

(e) If the maturity date of the Class A(20[ ]-[ ]) Notes falls on a day that is not a business day, payment of principal and interest with respect to the Class A(20[ ]-[ ]) Notes will be paid on the next business day with the same force and effect as if made on such maturity date, and no interest on that payment will accrue from and after that maturity date. In the event that any interest payment date for the Class A(20[ ]-[ ]) Notes would otherwise fall on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day and interest will accrue to, but excluding, the date interest is paid. However, if the postponement of any such interest payment date (other than any interest payment date falling on the maturity date) would cause the day to fall in the next calendar month, that interest payment date will instead be brought forward to the immediately preceding business day.

(f) The interest rate on the Class A(20[ ]-[ ]) Notes will in no event be higher than the maximum rate permitted by applicable law. In addition, when calculating Compounded SOFR for any interest period with respect to the Class A(20[ ]-[ ]) Notes, if SOFR attributable to a particular day during that interest period is negative, then the amount of interest attributable to that day may be less than zero; provided, that in no event will the amount of interest payable on the Class A(20[ ]-[ ]) Notes for any interest period be less than zero.

Section 2.05 [Calculation Agent].

(a) JPMorgan Chase Bank, or any other firm appointed by it (which may be one of its affiliates), will act as the Calculation Agent with respect to the Class A(20[ ]-[ ]) Notes. All calculations by the Calculation Agent, in the absence of manifest error, will be conclusive for all purposes and binding on the issuing entity, the owner trustee, the indenture trustee and the holders of the Class A(20[ ]-[ ]) Notes.

(b) The Calculation Agent will, upon the request of the holder of any Class A(20[ ]-[ ]) Notes, provide the Note Interest Rate then in effect with respect to any Interest Period.

Section 2.06 [Effect of a Benchmark Transition Event].

(a) Benchmark Replacement. If JPMorgan Chase Bank or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time for the Class A(20[ ]-[ ]) Notes in respect of any determination of the applicable Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Class A(20[ ]-[ ]) Notes in respect of such determination on such date and all determinations on all subsequent dates.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, JPMorgan Chase Bank or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Section 2.07 [Determinations, Decisions and Elections].

(a) JPMorgan Chase Bank is expressly authorized to make certain determinations, decisions and elections under the terms of the Class A(20[ ]-[ ]) Notes, including under the benchmark transition provisions. In addition, JPMorgan Chase Bank is authorized to appoint a designee (which may be one of its affiliates) to make certain of those determinations, decisions and elections, including any determination that a Benchmark Transition Event and its related Benchmark Replacement have occurred, and the related determinations of the Benchmark Replacement and Benchmark Replacement Adjustment.

(b) Any determination, decision or election that may be made by JPMorgan Chase Bank or by its designee (including by any affiliate acting as its designee) under the terms of the Class A(20[ ]-[ ]) Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1) will be conclusive and binding absent manifest error;

(2) if made by JPMorgan Chase Bank, will be made in its sole discretion;

(3) if made by a designee of JPMorgan Chase Bank, will be made after consultation with JPMorgan Chase Bank, and the designee will not make any such determination, decision or election to which JPMorgan Chase Bank reasonably objects; and

(4) notwithstanding anything to the contrary in the indenture or the Class A(20[ ]-[ ]) Notes, shall become effective without consent from the holders of those notes or any other party.

(c) If JPMorgan Chase Bank appoints a designee to make any determination, decision or election under the terms of the Class A(20[ ]-[ ]) Notes and that designee fails to make any required determination, decision or election, then JPMorgan Chase Bank will make that determination, decision or election on the same basis as described above.

(d) Notwithstanding the requirements set forth in the Indenture, the Asset Pool Supplement or the Indenture Supplement with respect to amendments:

(1) any amendment resulting from a determination, decision or election made pursuant to the provisions set forth in this [Section 2.07] with respect to (i) a Benchmark Transition Event, (ii) a Benchmark Replacement or (iii) any Benchmark Replacement Conforming Changes shall be deemed effective without requiring the consent of the affected Noteholders;

(2) to the extent permitted by Trust Indenture Act of 1939, as amended, this Terms Document may be amended by the issuing entity without the consent of the Indenture Trustee, the Owner Trustee, any Noteholder or any other person and without satisfying any other amendment provisions of the Indenture, the Asset Pool Supplement or the Indenture Supplement solely in connection with any Benchmark Replacement Conforming Changes; provided, that the Issuing Entity (or the Servicer on its behalf) has delivered notice of such amendment to each Note Rating Agency, the Indenture Trustee and the Owner Trustee on or prior to the date such amendment is executed; provided, further, that any such Benchmark Replacement Conforming Changes shall not affect the Owner Trustee’s or Indenture Trustee’s rights, indemnities or obligations without the Owner Trustee’s or Indenture Trustee’s consent, respectively; and

(3) for the avoidance of doubt, any Benchmark Replacement Conforming Changes in any amendment to this Terms Document may be retroactive (including retroactive to the Benchmark Replacement Date) and the related terms document may be amended more than once in connection with any Benchmark Replacement Conforming Changes.

Section 2.08 Payments of Interest and Principal.

(a) Any installment of interest or principal payable on any Class A(20[ ]-[ ]) Note which is punctually paid or duly provided for by the Issuing Entity and the Indenture Trustee on the applicable Interest Payment Date or Principal Payment Date shall be paid by the Paying Agent to the Person in whose name such Class A(20[ ]-[ ]) Note (or one or more Predecessor Notes) is registered on the Record Date, by wire transfer of immediately available funds to such Person’s account as has been designated by written instructions received by the Paying Agent from such Person not later than the close of business on the third Business Day preceding the date of payment or, if no such account has been so designated, by check mailed first-class, postage prepaid to such Person’s address as it appears on the Note Register on such Record Date, except that with respect to Notes registered on the Record Date in the name of the nominee of Cede & Co., payment shall be made by wire transfer in immediately available funds to the account designated by such nominee.

(b) The right of the Class A(20[ ]-[ ]) Noteholders to receive payments from the Issuing Entity will terminate on the first Business Day following the Class A(20[ ]-[ ]) Termination Date.

Section 2.09 Form of Delivery of Class A(20[ ]-[ ]) Notes; Depository; Denominations.

(a) The Class A(20[ ]-[ ]) Notes shall be delivered in the form of a global Registered Note as provided in Sections 2.02 and 3.01(i) of the Indenture, respectively.

(b) The Depository for the Class A(20[ ]-[ ]) Notes shall be The Depository Trust Company, and the Class A(20[ ]-[ ]) Notes shall initially be registered in the name of Cede & Co., its nominee.

(c) The Class A(20[ ]-[ ]) Notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

Section 2.10 Delivery and Payment for the Class A(20[ ]-[ ]) Notes.

The Issuing Entity shall execute and deliver the Class A(20[ ]-[ ]) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class A(20[ ]-[ ]) Notes when authenticated, each in accordance with Section 3.03 of the Indenture.

Section 2.11 Supplemental Indenture.

The Issuing Entity may enter into a supplemental indenture with respect to the Class A(20[ ]-[ ]) Notes as provided in Section 9.01 of the Indenture; provided, however, that any supplemental indenture which provides for an additional or alternative form of credit enhancement for the Class A(20[ ]-[ ]) Notes shall, in addition to the requirements set forth in Section 9.01 of the Indenture, require confirmation from the Note Rating Agencies that have rated any Outstanding Notes of the CHASEseries that such change in credit enhancement will not result in a Ratings Effect with respect to any Outstanding Notes of the CHASEseries.

Section 2.12 No Ratings Confirmation Required for Class A(20[ ]-[ ]) Notes.

Notwithstanding Section 3.10(a)(iii) of the Indenture, the Issuing Entity will not be required to obtain written confirmation from each Note Rating Agency that an issuance of a new Tranche of Notes will not have a Ratings Effect on the Class A(20[ ]-[ ]) Notes.

[END OF ARTICLE II]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

CHASE ISSUANCE TRUST

By:	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrator

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Indenture Trustee and Collateral Agent

By:
Name:
Title:

Chase Issuance Trust

CHASEseries Class A(20[ ]-[ ]) Terms Document